Exhibit 10.1
THIS AGREEMENT CREATES IMPORTANT OBLIGATIONS
THATARE BINDING, PLEASE READ IT IN FULL BEFORE YOU
SIGN IT.

EMPLOYMENT AGREEMENT
AND
CONFIDENTIAL INFORMATION, ASSIGNMENT OF INVENTIONS
AND NON-COMPETITION AGREEMENT

BETWEEN

CRAIG THOMSON, of 4787 Amblewood Drive,
Victoria, BC  V8Y 2S2

AND

BEANSTREAM INTERNET COMMERCE INC., of
302-2659 Douglas St, Victoria, BC  V8T 4M3

EMPLOYMENT AGREEMENT
AND
CONFIDENTIAL INFORMATION, ASSIGNMENT OF INVENTIONS
AND NON-COMPETITION AGREEMENT

This Agreement is effective as of  1 December, 2006  (the "Effective Date")

BETWEEN:
BEANSTREAM INTERNET COMMERCE INC., of
302-2659 Douglas St, Victoria, BC  V8T 4M3

(“Beanstream”)

AND:
CRAIG THOMSON, of 4787 Amblewood Drive,
Victoria, BC  V8Y 2S2

(the “Employee”)

BACKGROUND

(A)
Beanstream wishes to retain the services of the Employee as its President and CEO, and the Employee agrees to provide such services to Beanstream based upon the terms and conditions set out in this Agreement.

(B)	The Employee acknowledges and recognizes:

(i)	that Beanstream is engaged in the business of supplying electronic payment processing, risk management and authentication services;

(ii)	the importance of protecting Beanstream’s rights to inventions, discoveries, ideas and Confidential Information as defined in this agreement, and any other intellectual property rights; and

AGREEMENT

THEREFORE in consideration of the employment of the Employee and for other good and valuable consideration which both parties acknowledge is sufficient, Beanstream and the Employee agree as follows:

1	DEFINITIONS

1.1	In this Agreement the following words and phrases shall have the following meanings:

(a)
"Confidential Information" shall mean all information which is of a confidential or secret nature and which is related to the processing of electronic payments, risk management as it relates to the processing of these payments and electronic authentication services and related processes of Beanstream without limitation includes information relating to Beanstream’s operations, methods of doing business, research and development, formulae, specifications, methods, processes, trade secrets, computer programs, algorithms, finances and other information of a confidential or secret nature but which information does not include (when so proven):

(i)	information:

(A)
that is within the public domain at the date of its disclosure to the Employee by Beanstream, or which thereafter enters the public domain through no fault of the Employee (but only after it becomes part of the public domain),

(B)	which the Employee can establish was already known to the Employee at the date of its disclosure to the Employee by Beanstream and is not then subject to any third party confidential restrictions;
(C)
which, following disclosure by Beanstream to the Employee, is received by the Employee from a third party who the Employee had no reason to believe had obtained that information unlawfully from Beanstream; and

(ii)
the general skills and general experience of the Employee gained during the Employee's employment with Beanstream, which the Employee can establish that the Employee could reasonably have been expected to acquire from another company.

The Employee and Beanstream agree that the burden of proving that information, skills or experience are not Confidential Information shall be on the party asserting such exclusion.

(b)	"Duties" are defined in section 2.2;

(c)	"Employment' is defined in section 2. 1;

(d)	"Effective Date" shall mean that date as defined on page 1;

(e)	"Innovations" shall:

(i)
mean any and all patents, trademarks, trade names, logos, industrial designs, trade secrets, computer programs, algorithms, processes, formulae, data, specialized know-how, improvements, innovations (whether patented or not) and specialized techniques, developed or produced, in all or in part, in the course the Employee's employment with Beanstream, including those Innovations which relate to, or result from, the actual or anticipated business, work, research, or investigations of Beanstream, or in any way result from the use of Beanstream's premises or property; and

(ii)	not include any information which is proven (by the party asserting such exclusion) to be information which would be excepted from the definition of Confidential Information;

(f)	"Public Domain" shall:

(i)	mean readily accessible to the public in a written publication including over the internet and other forms of media

(g)	"Salary" is defined in section 3. 1; and

(h)	"Territory" shall mean the geographical areas of the United States and Canada such geographical areas exist at the date of execution of this Agreement.

2	EMPLOYMENT

2.1	Beanstream hereby employs the Employee from the Effective Date on the terms and conditions set out herein, and the Employee accepts such employment (the "Employment").

2.2	The duties and responsibilities of the Employee shall be those designated by Beanstream from time to time and shall include those detailed in the attached Schedule "A" (the "Duties").

2.3	The Employee:

(a)	shall, at all times, perform the Duties in a professional manner and at the location as designated by Beanstream from time to time; and

(b)
hereby represents and warrants that the Employee has the necessary skills and qualifications to complete the Duties at a level of expertise and diligence which Beanstream could reasonably expect from an employee completing similar duties,and in particular warrants the accuracy and truth of the representations contained in the Employee's written job application, resume, or curriculum vitae.

3	COMPENSATION

3.1
Provided the Employee's Employment with Beanstream has not been terminated, Beanstream shall pay the Employee a base annual salary of $135,000.00 dollars for full-time employment (the "Salary"), commencing on the Effective Date.

3.2	The Salary will be paid in bi-weekly instalments on those dates as designated by Beanstream as payments dates.

3.3	The Employee shall be entitled to participate in the Company group benefits plan. Beanstream may, in its sole and absolute discretion, alter this plan or change insurance carriers.

3.4
The Employee shall be entitled to such vacation time as is agreed to from time to time by the Employee and Beanstream as being reasonable having regard to the Employee's Duties under this Agreement. Vacation time shall be 15 days per year not including statutory holidays.

3.5
The Employee will be reimbursed for reasonable expense incurred during the course of conducting business for Beanstream. It is agreed that Beanstream will have the final authority to determine the proportion of the Employee's expenses to be reimbursed.

3.6	The Employee shall be eligible for participation in the Beanstream Stock Option Plan.

3.7
The Employee shall be entitled to an annual bonus of up to 35% of the base annual salary upon achievement of agreed upon milestones. These milestones shall be determined annually by the Board of Directors in its sole and absolute discretion.

4	CONFIDENTIAL INFORMATION TO BE KEPT IN CONFIDENCE

4.1
The Employee acknowledges that the Confidential Information is a special, valuable, and unique proprietary asset of Beanstream and Beanstream acknowledges that the Confidential Information is largely the result of the work of the Employee, either directly or through supervision and direction of other employees.  It is therefore agreed that, during employment and for a period of six months after the employment has ended, the Employee shall.

(a)	keep in confidence all Confidential Information,
(b)	not directly or indirectly use the Confidential Information, and
(c)
not directly or indirectly disclose any Confidential Information to any person or entity;except in the course of performing duties as an employee of Beanstream and with the written consent of Beanstream.  It is further agreed that following a one year period after the employment has ended, the Employee shall owe no duties to Beanstream beyond those arising out of those patents, trade marks, industrial designs, copyrights owned or registered in favour of Beanstream,

4.2	During the Employment, the Employee shall abide by Beanstream's policies and regulations, as established from time to time by the management team, for the protection of the Confidential Information.

4.3
This prohibition against the Employee's disclosure of Confidential Information includes, but is not limited to, disclosing the fact that any similarity exists between the Confidential Information and the information independently developed by another person or entity, and the Employee understands that such similarity does not excuse the Employee from abiding by the Employee's obligations under this Agreement.

5	INNOVATIONS PROPERTY OF BEANSTREAM

5.1	The Employee.

(a)
acknowledges and agrees that all Innovations, including all domestic and foreign intellectual property rights associated with the Innovations, shall be the sole property of Beanstream (or any other entity designated by Beanstream);

(b)	hereby;

(i)	assigns to Beanstream, the Employee's entire right, title and interest in and to all Innovations., and
(ii)	waives any moral rights which may have accrued to the Employee; and

(c)	shall:

(i)
co-operate and assist Beanstream, at Beanstream expense, to obtain and maintain for Beanstream's benefit, patents or other forms of intellectual property protection, all of which intellectual property rights shall belong to Beanstream;

(ii)	execute (or cause to be executed) all documentation as reasonably requested by Beanstream to give effect to this Agreement; and

(iii)
make and maintain adequate and current written records in the form of notes, sketches, drawings or reports relating to the Innovations, which records shall be, and remain the property of, and available to, Beanstream at all times and be returned to Beanstream upon termination of the Employment except where there is a joint patent or letter of invention.

6	NON-COMPETITION AND NON-SOLICITATION

6.1           During the period of the Employment by Beanstream and for a period of one year after any termination of the Employment, the Employee shall, not.without the prior written consent of Beanstream, directly or indirectly do any one or more of the following in the Territory:

(a)
be retained or employed by, engaged in, assist in any way, or have a financial or other interest in, any business or other entity whose business is, in any way, electronic payment processing, risk management as it relates to this processing, electronic authentication services; or payment risk management services.

(b)	solicit, entice or persuade any:

(i)	customer, client, or industry or marketing partner, to cease doing business with Beanstream or to do business with any competitor of Beanstream or

(ii)	employee, consultant or other retained person of Beanstream to terminate with Beanstream.

6.2	The Employee and Beanstream agree and confirm that:

(a)	the provisions of this non-competition and non-solicitation covenant are:

(i)	necessary and fundamental for the protection of Beanstream's business; and

(ii)	are reasonable for the parties and are not an absolute restriction on the future ability of the Employee to be employed or conduct business;

(b)
although Beanstream's business is global in nature, the non-competition and non solicitation covenant has been reduced to the smaller territory of the Territory and that no smaller territory or shorter time period of restriction would be adequate or reasonable to protect Beanstream ; and

6.3	Provided that the Employee continues to comply with the confidentiality obligations of this Agreement, nothing in this Agreement shall prevent the Employee from:

(a)	holding, as a passive investor, up to 10% of the outstanding publicly traded shares (or other securities) of any class of any competitive corporation; or

(b)	after any termination of the Employment, being employed, directly or indirectly, by any company which is not in competition with Beanstream.

6.4
Subject to subsection 6.5, if the Employee is in doubt as to what activities or entitles would be considered to be in contravention of this non-competition and non-solicitation section, the Employee may request consent from Beanstream to engage in a specific activity or with a certain entity and, without limiting the discretion of Beanstream for the purpose of granting consent, Beanstream may grant consent if the Employee proves to Beanstream that the products offered by the other business or entity do not, or the entity itself does not, directly or indirectly, compete with Beanstream's products, or with Beanstream, and such products do not have similar functional or performance specifications to Beanstream's products.

6.5
Consent to engage in a specific activity or with a specific entity shall not be considered to be consent to engage in any other activity or with any other entity, unless additional consent is obtained from Beanstream by the Employee.

6.6	The Employee acknowledges that nothing in this non-competition and non-solicitation section shall limit, in any way, the Employee's obligations of confidentiality under this Agreement.

7	EMPLOYEE BOUND BY SEPARATE COVENANTS

7.1
The Employee and Beanstream agree that the intent of the non-competition and non-solicitation obligations in this Agreement shall be construed as a series of separate covenants, one for each province, state, territory and region of the Territory (individually called a "Separate Covenant", and collectively called the "Separate Covenants").

7.2	Except for geographical coverage, each Separate Covenant shall be deemed to contain identical provisions, including duration.

7.3
Each of the parties acknowledges and agrees that the Separate Covenants (and the time and territorial restrictions therein) are reasonably required for the protection of Beanstream and enable the Employee to be employed.

7.4
If in any judicial proceeding (or other similar proceeding), a Court of competent jurisdiction (or other governing body) shall refuse to enforce any one or more of the Separate Covenants (or any part thereof), then such unenforceable covenant (or part thereof) shall be deemed eliminated from this Agreement only for the purpose of those proceedings and only to the extent necessary to permit the remaining Separate Covenants (or portions thereof) to be enforced.

7.5
Without limiting section 7.4, but for clarification, in the event that the provisions of this non-competition and non-solicitation clause should ever be determined by a Court (or other similar proceeding) to exceed the time limitations permitted by applicable law, then such provisions shall be reformed to extend to the maximum time permitted by such determining Court and applicable laws applied by such Court.

7.6
Beanstream and the Employee agree that any modification to this Agreement by a Court (or other governing body) with respect to territorial or time limitation shall not be considered to be a "re-drafting" of this agreement, but merely an interpretation of the explicit terms of this Agreement which show the intent of the parties.  Further, any such modification or interpretation by such a Court shall only apply within the jurisdiction of such Court.

8	TRADEMARKS

8.1
Unless otherwise agreed to in writing between Beanstream and the Employee, the Employee shall not make any written use of or reference to Beanstream's name or trademarks (or any name under which Beanstream does business) for any marketing, public relations, advertising, display or other business purpose or make any use of Beanstream's facilities for any activity unrelated to the express business purposes and interests of Beanstream under this Agreement, without the prior written consent of Beanstream, which consent may be withheld or granted in Beanstream's sole and absolute discretion.

9	TERMINATION

9.1
The Employment under this Agreement may be terminated by the Employee or by Beanstream, at any time, upon notice in writing to the other party, provided that such notice complies with the then existent statutory notice requirements in British Columbia,

9.2
The Employee and Beanstream acknowledge that the Employment may be terminated pursuant to this Agreement but any such termination shall not terminate this Agreement.  For clarification, but without limitation, the Employee acknowledges that Sections 4, 5, 6, 7, 8, 10, 11, and 12 of this Agreement remain binding on the Employee upon any termination of the Employment.

9.3
Notwithstanding section 9.1, if Beanstream gives the Employee notice of termination without cause, Beanstream hereby agrees to pay to the Employee an amount equal to six months of the then existing annual salary of the Employee, regardless of the amount of notice actually given to the employee pursuant to statute and regardless of the amount of time worked by the Employee after such notice is so given by Beanstream, except in the case of a merger or acquisition of Beanstream in which case the equivalent of one year of their existing salary should be paid in lieu of notice.  The Employee hereby agrees that any amount due and payable to the Employee pursuant to section 9.1 shall be included, and not in addition, to the amount payable pursuant to this section 9.3.

10	RETURN MATERIALS AT TERMINATION

10.1	In the event of any termination of this Employment the Employee shall:

(a)	promptly deliver to Beanstream, all documents, data, records, and other information relating in any way to the Employee's employment, including all Confidential Information; and

(b)	not retain any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to any Confidential Information.

11           INJUNCTION

11.1	The Employee agrees that:

(a)	it would be difficult to measure damage to Beanstream from any breach by the Employee of the promises set forth in sections 4, 5, 6, 7, 8, 10, and 12 herein;

(b)	the injury to Beanstream from any such breach would be impossible to calculate; and

(c)	that money damages would therefore be inadequate remedy for such breach.

11.2
Accordingly, the Employee agrees that if the Employee breaches any provisions of sections 4, 5, 6, 7, 8, 10, and 12, Beanstream shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate order to remain any breach or continuation of such breach by the Employee, without Beanstream being required to show or prove any actual damage sustained by Beanstream.

12	COMMON LAW OBLIGATIONS OF CONFIDENTIALITY

12.1	Nothing in this Agreement shall restrict the duty imposed on the Employee by common law to maintain the confidentiality of the Confidential Information.

13	GENERAL

13.1
Beanstream shall be entitled to make any deductions from the Salary, which Beanstream is obliged to make pursuant to the Income Tax Act (Canada) (or other similar legislation) prior to paying the Employee the Salary.  Beanstream will forward any amount so deducted to the appropriate government authority.

13.2
If any provision of this Agreement is wholly or partially declared unenforceable by a Court of competent jurisdiction, for any reason, such unenforceability shall not affect the enforceability of the balance of this Agreement, and all provisions of this Agreement shall, if alternative interpretations are applicable, be construed as to preserve the enforceability hereof, and such unenforceable provision (or part thereof) shall be unenforceable only to the extent determined by such Court and only in the jurisdiction of such Court.

13.3	The obligations under this Agreement shall be binding upon the Employee whether or not the Employee's employment is terminated for any reason and whether or not for cause.

13.4
This Agreement constitute the entire agreement of the parties, including the terms with respect to Employee's confidentiality and non-disclosure obligations, and shall only be altered by mutual written agreement of the parties.

13.5	This Agreement shall be effective from the commencement of the, Employee's employment notwithstanding the date of the execution of this Agreement.

This Agreement shall be governed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein, and all disputes under this Agreement shall be held in a Court of competent jurisdiction in Victoria, British Columbia.

14.	SALE OR REDEMPTION OF SHARES

14.1
In the event that the employment of the Employee is terminated by Beanstream, the Employee may, by notice in writing to Beanstream, elect to sell all or any part of the shares held by the Employee, and if such election is made by the Employee, Beanstream will purchase the shares, on the following terms and conditions:

(a)	The Employee shall make his election to sell within three months of receiving notice of termination.

(b)	Beanstream shall purchase the shares at the price for which shares were last sold from Treasury.

(c)	The Employee shall surrender the share certificates on completion of the purchase by Beanstream.

The Employee acknowledges that the Employee:

(a)	has had time to review this Agreement;

(b)	fully understands the contents of this Agreement; and

(c)	has had the opportunity of obtaining legal advice concerning the Agreement's interpretation and effect on the Employee.

In witness whereof, the parties execute this Agreement effective the Effective Date,

BEANSTREAM INTERNET COMMERCE INC.

PER: Craig Thomson

December 1, 2006
DATE OF EXECUTION

/s/ Craig Thomson
SIGNATURE OF EMPLOYEE

December 1, 2006
DATE

Chris Koide
WITNESS AS TO THE SIGNATURE OF THE EMPLOYEE	WITNESS

Chris Koide
NAME

2210 Woodhouse Rd.
ADDRESS
Victoria BC V8R 2M7

APPENDIX A
Job Description

The role of the CEO is to implement the strategic goals of the organization. The CEO is to provide direction and leadership toward the achievement of the organization’s philosophy, mission, strategy, and its annual goals and objectives.

The CEO reports to the Board of Directors and is responsible for the following major functions:

1.
Board administration and support. The CEO supports operations and administration of the Board by advising and informing Board members, interfacing between Board and staff, and supporting the Board’s evaluation of the CEO.

2.	Program, product and service delivery. The CEO oversees design, marketing, promotion, delivery and quality of programs and services offered by the Company.

3.
Financial, tax, risk and facilities management. The CEO recommends a strategic plan for yearly Board approval and prudently manages the organizations resources within those guidelines and current laws and regulations.

4.	Human resources management. The CEO effectively manages the human resources of the organization according to Company policies and procedures that fully conform to BC laws and regulations.

5.	Community and public relations. The CEO assures the organization and its mission, programs, and services are consistently presented in a strong, positive image to relevant stakeholders.